As filed with the Securities and Exchange Commission on June 11, 2013

Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ESSEX PROPERTY TRUST, INC.
(Exact name of the Registrant as specified in its charter)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

925 East Meadow Drive
Palo Alto, CA 94303
(Address of Principal Executive Offices)

Essex Property Trust, Inc.
2013 Stock Award and Incentive Compensation Plan
 (Full Title of the Plan)

Michael J. Schall
Chief Executive Officer and President
Essex Property Trust, Inc.
925 East Meadow Drive
Palo Alto, CA 94303
(650) 494-3700
(Name, Address and Telephone Number of Agent for Service)

Copy to:  Stephen J. Schrader, Esq.
Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, CA 94111

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value	1,158,615 shares (1)	$154.35	$178,832,225	$24,393

(1)            Essex Property Trust, Inc. is filing this Registration Statement to register the issuance of 1,158,615 shares of Common Stock authorized for issuance under the Essex Property Trust, Inc. 2013 Stock Award and Incentive Compensation Plan (the “Plan”), which aggregate number of shares equals the sum of (i) 1,000,000 shares, plus (ii) 158,615 shares that were authorized for grants but were not issued under the Essex Property Trust, Inc. 2004 Stock Incentive Plan.  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become issuable pursuant to the provisions of the Plan relating to adjustments to prevent dilution from a stock dividend, stock split or similar transaction.

(2)            Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee.  The price of $154.35 per share represents the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on June 6, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified in by the Securities and Exchange Commission Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended  (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Essex Property Trust, Inc., a Maryland corporation (the “Registrant”),  hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)            The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 25, 2013;

(2)            The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 6, 2013;

(3)            The Registrant’s current reports on Form 8-K, filed with the Commission on February 7, 2013, February 28, 2013, March 12, 2013, March 18, 2013, April 2, 2013, April 11, 2013, April 15, 2013, May 2, 2013 regarding Item 8.01), May 17, 2013, (other than the portions of such documents or other exhibits thereto deemed not to be filed); and

(6)            The description of the Common Stock of the Registrant contained in its Registration Statement on Form 8-A filed with the Commission May 27, 1994 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended on September 19, 2003, and including all other amendment(s) or report(s) filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 2-418 of the Maryland General Corporation Law (the “MGCL”) permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the MGCL requires that, unless prohibited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

The Registrant’s charter and bylaws provide in effect for the indemnification by the Registrant of the directors and officers of the Registrant to the fullest extent permitted by applicable law. The Registrant has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

The Registrant has entered into indemnification agreements with each of its executive officers and directors.  The indemnification agreements provide, among other provisions, and subject to the definitions, procedures and applicable terms of the agreements, that (i) the Registrant will indemnify the indemnitee to the fullest extent permitted by applicable law in the event the indemnitee is or is threatened to be made a party to any Proceeding (as defined in the indemnification agreements); (ii) the Registrant will advance Expenses (as defined in the indemnification agreements) incurred in connection with any Proceeding by the indemnitee; and (iii) the rights of the indemnitee under the indemnification agreements are in addition to any other rights the indemnitee may have under applicable law, our charter documents or bylaws, or otherwise. The indemnification agreements also set forth the procedures for determining entitlement to indemnification, the requirements relating to notice and defense of claims for which indemnification is sought, the procedures for enforcement of indemnification rights, and the limitations on and exclusions from indemnification.

The amended and restated partnership agreement of Essex Portfolio, L.P. requires Essex Portfolio, L.P. to indemnify the Registrant, its affiliates and any individual or entity acting on the Registrant’s behalf against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of Essex Portfolio, L.P. or in connection with its business or affairs unless it is determined that indemnification is not permitted.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Essex Property Trust, Inc. 2013 Stock Award and Incentive Compensation Plan (attached as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on May 14, 2013, filed on April 1, 2013, and incorporated herein by reference)
5.1	Opinion of Venable LLP
23.1	Consent of Venable LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP, independent registered public accounting firm
23.3	Consent of Ernst & Young LLP, independent auditors
23.4	Consent of KPMG LLP, independent auditors
24.1	Power of Attorney

Item 9.	Undertakings.

(a)            The Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 11th day of June, 2013.

ESSEX PROPERTY TRUST, INC.

By:	/s/ Michael T. Dance
Michael T. Dance
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Michael J. Schall	Chief Executive Officer and President (principal executive officer) and Director	June 11, 2013
Michael J. Schall

/s/ Michael T. Dance	Executive Vice President, Chief Financial Officer (principal financial officer)	June 11, 2013
Michael T. Dance

/s/ Bryan G. Hunt	First Vice President, Chief Accounting Officer (principal accounting officer)	June 11, 2013
Bryan G. Hunt

/s/ *	Chairman of the Board, Director	June 11, 2013
George M. Marcus

/s/ *	Director	June 11, 2013
David W. Brady

/s/ *	Director	June 11, 2013
Keith R. Guericke

/s/ *	Director	June 11, 2013
Gary P. Martin

/s/ *	Director	June 11, 2013
Issie N. Rabinovitch

/s/ *	Director	June 11, 2013
Thomas E. Randlett

/s/ *	Director	June 11, 2013
Byron A. Scordelis

/s/ *	Director	June 11, 2013
Janice L. Sears

/s/ *	Director	June 11, 2013
Claude J. Zinngrabe, Jr.

*By:	Michael T. Dance
As Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document

4.1
Essex Property Trust, Inc. 2013 Stock Award and Incentive Compensation Plan (attached as Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders held on May 14, 2013, filed on April 1, 2013, and incorporated herein by reference)

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, independent registered public accounting firm

23.3	Consent of Ernst & Young LLP, independent auditors

23.4	Consent of KPMG LLP, independent auditors

24.1	Power of Attorney